Exhibit 10.42

AMENDED & RESTATED MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is effective as of January 31, 2006 (the “Commencement Date”), between AST Telecom, LLC, a Delaware limited liability company (the “Company”) and Level Best, Inc., an American Samoa corporation (the “LBI”).

RECITALS

WHEREAS, the parties entered into that certain Management Agreement, dated as of February 14, 2003 (the “Original Agreement”); the parties desire to amend and restate the terms and provisions of the Original Agreement as modified hereby.

WHEREAS, the Company owns the assets of a telecommunications company operating primarily in American Samoa and desires the right to maintain its access to experienced business executives to assist the Company in managing its business, executing its strategy and other objectives;

WHEREAS, LBI is capable of providing senior business executives, including but not limited to Fay Rose and Nelson Tanaka, to perform management functions for the Company in American Samoa and Samoa (the “Samoas”); and

WHEREAS, the Company wishes to utilize, and LBI is willing to make available, LBI’s experience in order to further develop the business of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties agree as follows:

1. Services. LBI agrees to provide the personnel identified in Section 2, below, to perform management functions for the Company’s operations, subject to the policies of the Company as may be in effect from time to time (collectively, the “Services”).

2. Provision for Services. LBI agrees to provide Fay Rose and Nelson Tanaka to provide the Services to the Company under this Agreement and the Company agrees to the assignment of such personnel. Specifically, Fay Rose shall be designated as the Chief Technology Officer of the Company in the Samoas and Nelson Tanaka shall be designated as the Chief Operating Officer of the Company’s PCS and ISP division (knows as the “Blue Sky Division”) in American Samoa. Nelson Tanaka’s duties and responsibilities shall include, but not be limited to, those set forth in Section 2 of the Tanaka Employment Agreement. All of such personnel of LBI are herein referred to as the “Assigned Personnel”. The parties acknowledge that Nelson Tanaka, LBI and the Company entered into that certain Employment Agreement, dated as of October 12, 2004 (the “Tanaka Employment Agreement”) the terms of which are hereby incorporated herein by reference. To the extent any inconsistency between this Agreement and the terms of the Tanaka Employment Agreement exists, the terms hereof shall prevail.

3. Intentionally deleted.

4. Term of Agreement; Termination. This Agreement shall commence on the Commencement Date and (except as set forth below with respect to Nelson Tanaka) shall continue for a period of three years thereafter (the “Term”). This Agreement may be terminated by:

(a) the Company, without cause, upon at least 30 days prior written notice and upon payment to LBI of a lump sum payment of all remaining fees which would have been payable to LBI for the remainder of the Term under this Agreement, up to a maximum of six (6) months of fees; provided, however, that if the termination occurs within the first year of the Term, the lump sum payment shall equal the greater of six (6) months or the number of full months remaining in the first year of the term (plus a pro-rated month, if applicable);

(b) either party immediately upon material breach by the other which has not been cured within 30 days of the breaching party’s receipt of written notice of such breach, specifying in reasonable detail the nature of the breach;

(c) mutual written consent; or

(d) either party on the date of closing of a transaction involving the sale of substantially all of the Company’s assets or all of the membership interests of the Company to an unrelated third party.

The termination of the Agreement pursuant to Section 4(b) if LBI is the breaching party, or pursuant to Section 4(c) will not effect any fees owed by the Company to LBI prior to the date of the termination.

The parties acknowledge that pursuant to the Tanaka Employment Agreement, the term of Nelson Tanaka’s employment (as extended) shall expire on January 31, 2007. Accordingly, with respect to Nelson Tanaka’s assignment hereunder, this Agreement shall expire on January 31, 2007. Any person(s) engaged to replace Nelson Tanaka shall be an employee of the Company and not provided under this Agreement. At such time, Fay Rose will be the only person provided to the Company hereunder.

5. Compensation; Expenses.

5.1 In consideration for the Services, Company shall pay to LBI:

(i)	Initially, Three Hundred and Twenty Eight Thousand Seven Hundred Fifty Dollars ($328,750) per year (the “Fee”), payable in cash in monthly installments of $27,395.83 at the end of each month during the Term. Such Fee shall be divided as follows: (A) $175,000 to Fay Rose which Fee shall be increased by two and one-half percent (2.5%) at the start of each of the second and third years of the Term; and (B) $153,750 to Nelson Tanaka which Fee shall be increased by two and one-half percent (2.5%) on the anniversary dates of the Tanaka Employment Agreement. Upon the expiration of the Tanaka Employment Agreement, the aggregate Fee due hereunder shall be reduced by the amount of Fee then being paid to Nelson Tanaka.

(ii)	An automobile allowance sufficient for the equivalent of two leased executive automobiles (including auto insurance and fuel), not to exceed the amount projected in the Company’s annual budget or, in the alternative, provision of such vehicles at Company expense; provided, that Fay Rose’s automobile allowance provided under this subsection (ii) shall be revised following her move to Honolulu as set forth in Section 5.3(iv), below.

(iii)	A health insurance premium allowance for the individuals assigned to provide Services pursuant to Section 2, not to exceed the amount projected in the Company’s annual budget.

(iv)	All reasonable out-of-pocket expenses incurred in connection with the performance of the Services which have been approved by the Board in accordance with the Company’s policies (which may include submission by LBI of appropriate evidence); provided that travel to and from the Samoas by the Assigned Personnel who do not reside in American Samoa shall not be reimbursed by the Company.

5.2 Unless otherwise agreed in writing, LBI shall not be entitled to any compensation for the Services (including any employee fringe benefits) beyond that listed in Section 5.1 above.

5.3 In addition to the foregoing, Fay Rose shall be entitled to receive from the Company the following benefits:

(i)	Housing and Transportation in the Samoas. Subsequent to her move to Hawaii, the Company will provide Fay Rose with reasonable and appropriate housing and transportation for her use when traveling to the Samoas in connection with the Company’s business.

(ii)	Honolulu Office. The Company will provide Fay Rose with adequate office facilities in the Honolulu area (to be shared with her spouse, Barry Rose) after her move to Honolulu. Such facilities shall be suitable to her position and adequate for the performance of her duties hereunder.

(iii)	Other Fringe Benefits. Such other fringe benefits as are generally accorded to employees of the Company, including fifty (50%) percent of the cost of health club membership, and group health insurance or allowance, all subject to the terms and conditions generally applicable to such Company fringe benefit plans. The Company reserves the right to modify or terminate such fringe benefit plans at its discretion, provided such changes are applicable to all covered Company employees.

(iv)	Automobile Allowance. Following the move to Honolulu, Fay Rose shall be entitled to an automobile allowance of $800 per month.

6. Work Product.

6.1 Company Property. All writings, drawings and other graphic or recorded materials in any form (including computer programs, or parts thereof) prepared by or for, or disclosed to, LBI and/or the Assigned Personnel shall be the exclusive property of Company (or its client(s), as the case may be), and all originals and copies thereof shall be delivered by LBI and/or the Assigned Personnel to Company upon completion of the Services, termination of this Agreement, or at such other time as Company may request. LBI agrees that such work product is “work made for hire” as such term is defined under the United States Copyright Act of 1976, as amended (the “Act”), and shall belong solely and exclusively to Company; and further agrees that, to the extent that LBI’s and/or the Assigned Personnel’s work product does not constitute “work made for hire” under the Act, it shall and hereby does irrevocably assign all rights, title and interest in and to all copyrights to Company and it shall provide the Company with a similar written assignment by the Assigned Personnel.

6.2 Inventions. Any and all inventions, products, processes, designs, ideas and discoveries, as well as improvements thereof, whether or not patentable, that are conceived or developed by LBI and/or the Assigned Personnel (collectively, “Developments”) shall be Company’s sole and exclusive property. LBI and/or the Assigned Personnel shall promptly notify Company of any and all such Developments which it or they, individually or jointly with others, may conceive or develop during the term hereof, and LBI and/or the Assigned Personnel shall cooperate fully with Company (at Company’s expense) in applying for and securing patents or other legal protection for Developments in any and all countries.

6.3 Return of Company Property. LBI and/or the Assigned Personnel shall, at any time upon Company’s request, promptly deliver to Company the originals and all copies of any Company property that is in LBI’s and/or the Assigned Personnels’ possession, custody or control; and LBI and/or the Assigned Personnel shall return all Company property to Company immediately upon termination of this Agreement.

7. Confidentiality and Non-Disclosure.

7.1 Definition. “Confidential Information” means any and all information, in any form (graphic, electronic or otherwise), about Company, its business, operations, products or financial affairs, including, without limitation, all information compiled or generated by LBI and/or the Assigned Personnel, trade secrets of Company, technical or non-technical data, software, formulae, actual or potential customer lists, business plans, financial information, properties, methods of operation, marketing information or plans, information relating to accounting, marketing, or any client or prospective client of Company, client lists, client account records, training and operations material and memoranda, personnel records, and pricing information.

7.2 Nondisclosure. During the term hereof and for three years thereafter, LBI and/or the Assigned Personnel agree that they will treat as confidential and hold in trust for Company the Confidential Information; and that they will not, without Company’s prior written approval, (i) use (including without limitation copying) the Confidential Information other than in the performance of the Services; or (ii) disclose any Confidential Information to any third party; provided that LBI’s and/or the Assigned Personnel confidentiality and nondisclosure obligations hereunder with respect to trade secrets shall be limited to the longest period permitted under law.

7.3 Exclusions. The confidentiality and nondisclosure obligations of this Section 7 shall not apply to any Confidential Information which was (i) known to LBI and/or the Assigned Personnel prior to engagement by the Company in February 2003, or (ii) already known to the public without any breach of any confidentiality obligation by LBI and the Assigned Personnel, or (iii) lawfully obtained from a third party by LBI and/or the Assigned Personnel, or (iv) required to be disclosed pursuant to a valid order of a court or pursuant to a valid order or written request from a governmental authority; provided, that Company is given timely notice of such requirement and LBI and the Assigned Personnel cooperates with Company in any effort to limit the disclosure of such information by protective order or otherwise.

8. Independent Contractor. At all times during the term of this Agreement, LBI is and shall be an independent contractor in providing the Services hereunder. LBI is solely responsible for the conduct and control of the Services and the Assigned Personnel and is not an employee of Company for any purpose. LBI is solely responsible for and shall pay all its own federal, state and local income taxes, and any other similar obligations, under any law or regulation, domestic or foreign, arising from the Assigned Personnel, its performance of this Agreement or receipt of compensation therefor. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever as partner, joint venturer, employer, employee, principal, or agent for either the Company or LBI with respect to the indebtedness, liabilities, or obligations of each other or of any other person or entity. In no event will the Company be required to pay to, or on behalf of LBI, any federal, state or local withholding or income taxes of any nature with respect to the fees and benefits payable to LBI for its services as a consultant unless in the reasonable opinion of the Company, it is required to do so.

9. Insurance Coverage; Limitation of Liability.

9.1 Insurance. LBI shall carry, and, upon written request, provide Company a certificate evidencing the following coverages which shall be maintained by LBI during the term of this Agreement:

(i)	Employer’s liability and worker’s compensation insurance as required by the laws of the jurisdiction in which the Services are being performed; and

(ii)	Comprehensive general liability and property damage insurance, all on an occurrence basis, underwritten by a reputable insurance carrier, with single limit coverage for personal and bodily injury and property damage of at least $500,000 for each occurrence and $1,000,000 maximum coverage.

9.2 Limitation of Liability. In no event shall either party be liable to the other for any consequential, incidental or special damages (including but not limited to loss of profits or revenues or other indirect damages), whether a claim for any such liability or damages is premised upon breach of contract, breach of warranty, fulfillment of warranty, negligence, strict liability, misrepresentation, fraud, or any other theories of liability, even if a party has been apprised of the possibility or likelihood of such damages occurring.

10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered, delivered by telex, email or facsimile transmission or overnight courier service, or mailed, certified with first class postage prepaid, to the addresses set forth below:

If to the Company, to:

AST Telecom, LLC

eLandia Solutions, Inc.
1500 Cordova Road, Suite 300
Fort Lauderdale, Florida 33316
Attention: President
Facsimile no: (954) 728-9080

If to LBI, to:

Level Best, Inc.
c/o Rose Joneson Vargas, P.C.
P.O. Box 3501
Pago Pago, American Samoa 96799
Attn: Barry Rose, Esq.
Fax: 684-699-2105
email: barry@rose-joneson.com

Notices shall be deemed received on the date sent if personally delivered or delivered by telex, email or facsimile transmission (if receipt is electronically confirmed at the time of such transmission), or on the third day following the date sent, if mailed in accordance with this Section, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this Section shall be deemed to have been given on the date actually received. Any party may change its address for purposes of this Section by giving written notice of such change to all other parties in the manner provided above.

11. Binding Effect. This Agreement shall be binding upon LBI and the Company and their respective successors, assigns, and representatives. By joinder hereto each of the Assigned Personnel as of the date hereof agree to be bound by the terms hereof.

12. Assignment. Neither this Agreement nor the rights and obligations hereunder may be assigned by operation of law or otherwise without the express consent of the other party (which consent may be granted or withheld in the sole discretion of such other party).

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than those of the State of Florida. The parties hereto hereby agree to accept service of process from and to exclusive venue in the courts of competent jurisdiction in Broward County, Florida.

14. Severability. If any provision of this Agreement is declared unenforceable, all other provisions of this Agreement will nevertheless remain in full force and effect. In addition, if any provision of this Agreement is declared to violate an FCC rule, regulation or policy, that provision shall be treated by the parties as unenforceable, and all other provisions of the Agreement will nevertheless remain in full force and effect. Upon such determination that any provision is unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

15. Counterparts; Facsimile. This Agreement may be executed in a number of identical counterparts, and by facsimile signatures, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

16. Amendment. This Agreement may be amended or modified only by a writing that is signed by duly authorized representatives of both parties.

17. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter.

18. Headings. The various titles of the paragraphs, captions, headings, and arrangements herein are used solely for convenience, shall not be used for interpreting this Agreement, and do not in any way affect, limit, amplify, or modify the terms hereof.

19. Original Agreement. Except as provided in Section 2, above, with respect to Nelson Tanaka’s duties, this Agreement supercedes and replaces in all respects the Original Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the date first above written.

COMPANY:		LBI:

AST TELECOM, LLC		LEVEL BEST, INC.

By:	/s/ Daniel Bogar	By:	/s/ Barry Rose
	Daniel Bogar, Manager		Barry Rose, President

By:	/s/ Osvaldo Pi
Osvaldo Pi, Manager